Exhibit 99.1
                                                           NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                 INVESTOR RELATIONS:
Karen Gleason                                  Paul Knopick
Going Global Communications                    E&E Communications
949-702-3409                                   949-707-5365
info@ggcpr.com                                 pknopick@eandecommunications.com

             U.S. ARMY SELECTS WHITE PAPER AND SOLICITS PROPOSAL FOR
                HIENERGY'S ROBOT-BORNE EXPLOSIVE DETECTION SYSTEM

IRVINE,  California,  October 11,  2005 - HiEnergy  Technologies,  Inc.  (OTCBB:
HIET), the industry leader in neutron-based diagnostic technology, announced today that the U.S. Army has selected HiEnergy's white paper on a robot-borne detector of improvised explosive devices (IEDs) and landmines for submission of a full proposal. A copy of the letter containing the notice of the white paper's selection is included in a current report on Form 8-K filed by the Company on October 11, 2005.

Today's announcement follows HiEnergy's release last week stating that it had been conducting tests at the request of the U.S. Army of the STARRAY(TM) 01, its robot-borne detector of homemade bombs. The tests were completed over a two week period with military specialists at an unspecified U.S. Army facility. STARRAY(TM) 01 is HiEnergy's newest prototype designed to quickly cover rough terrain, climb stairs, clear obstacles and cross ditches in any weather and heat condition, including desert terrains.

HiEnergy is the creator of the world's first diagnostic devices that can effectively decipher chemical formulas of unknown substances through metal or other barriers, almost instantly and without human intervention. HiEnergy's products incorporate a proprietary interrogation process which activates a selected target with neutrons causing the contents to emit back gamma rays that contain unique signatures from which the chemical formulas are derived. HiEnergy believes its technology compares with other detection technologies like color photography compares with black-and-white photography. HiEnergy's first commercial product, the SIEGMATM 3E3, is unique in that it can detect and confirm whether an object or container carries a select group of dangerous or illicit substances, such as explosives, biological agents, or illicit drugs, with a probability of detection equal to approximately 97.75%, and "false negative" and "false positive" rates of nearly 2.25%.

ABOUT HIENERGY TECHNOLOGIES, INC.

HiEnergy Technologies, Inc. ("HiEnergy", together with its subsidiaries, the "Company") is a nuclear particle detection technology company focused on the commercialization of the world's first "stoichiometric" explosive diagnostic devices, including the CarBomb Finder(TM) 3C4, a vehicle-borne system, for the detection and identification of car bombs, and the SIEGMA(TM) 3E3, a portable suitcase-borne system for the detection and identification of home-made bombs, also known as Improvised Explosive Devices or IEDs. The Company is marketing its devices to governmental and private entities and is negotiating licenses for distribution of its devices with various industry partners.

The Company also continues to focus on the research and development of additional applications of its technologies and their further exploitation, both internally and through collaboration with third parties. HiEnergy is currently developing prototypes in programs with the U.S. Department of Defense and the Department of Homeland Security for other related uses of its core technology. Recently, it entered into a funded cooperative development agreement with the U.S. Transportation Security Administration (TSA) to produce a proof of concept which incorporates the Company's SuperSenzorTM technology into a baggage screening system. The Company's "stoichiometric" technology, or StoitechTM has been incorporated into additional prototype applications which, if the Company is able to raise the funds necessary to commercialize them, will be the next products it attempts to launch: an in-ground explosive screening system, the CarBomb FinderTM 3C5, an anti-tank landmine detector; an unexploded ordnance detector, which is also useful to detect IEDs; and a device called a "Refractorymeter," which can detect fissures or erosions in the ceramic lining of oil cracking tanks.

FORWARD-LOOKING STATEMENTS

Any statements made in this press release which are not historical facts contain certain forward-looking statements; as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

The Company cautions readers that, notwithstanding the facts reported in this press release, there can be no assurance that the Company's efforts will result in any immediate or future sales or revenues to the Company, or that the Company will be successful in the commercialization of any current or future prototype.

The views and conclusions contained in this document are those of the authors and should not be interpreted as representing the opinions or policies of the U.S. Government or any other third-party. Mention of trade names or commercial products does not constitute their endorsement by the U.S. Government or any third-party.